Exhibit 99.1

ARES MANAGEMENT, L.P. ANNOUNCES
PROPOSED SENIOR NOTES OFFERING

LOS ANGELES — August 13, 2015 — Ares Management, L.P. (NYSE:ARES) today announced its indirect subsidiary, Ares Finance Co. II LLC, intends to offer senior notes (the “notes”), subject to market and other conditions.  The aggregate principal amount of the notes is expected to be approximately $300 million.  The notes will be fully and unconditionally guaranteed on a joint and several basis by each of Ares Management, L.P.’s subsidiaries in the Ares Operating Group, Ares Management LLC, Ares Investments Holdings LLC and Ares Finance Co. LLC.  The notes will not be guaranteed by Ares Management, L.P. or its direct subsidiaries.

As previously announced, on July 23, 2015, Ares and Kayne Anderson Capital Advisors, L.P. entered into a definitive merger agreement (the “Merger Agreement”), with the combined company to be renamed Ares Kayne Management, L.P. (the “Transactions”).  The Transactions are expected to close on or about January 1, 2016, subject to customary regulatory approvals, Kayne Anderson investor consents and other closing conditions.  Ares intends to use the net proceeds from the sale of the notes to, directly or indirectly, partially fund the Transactions.  This may include temporary repayments of borrowings under Ares credit facility or other indebtedness incurred as part of the overall series of transactions relating to the Transactions.  Pending such use, Ares will hold such proceeds in cash or cash equivalents.  If the Transactions do not close on or before June 30, 2016, or if the Merger Agreement is terminated prior to such date, Ares will be required to redeem all of the notes at a redemption price equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

The notes will be offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

The notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This news release shall not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Contact

Ares Management, L.P.

Carl Drake
(800) 340-6597